UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 17, 2019
Date of Report (Date of earliest event reported)

ASCENA RETAIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
 933 MacArthur Boulevard
Mahwah, New Jersey 07430
(Address of principal executive offices including zip code)

(551) 777-6700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ASNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 10, 2019, Ascena Retail Group, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). As previously announced, at the Annual Meeting the Company’s stockholders approved a proposal authorizing the Company’s board of directors (the “Board”) to effect a reverse stock split of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a ratio in the range of 1-for-15 to 1-for-25, such ratio to be determined in the discretion of the Board, and to effect a corresponding reduction in the number of the Company’s authorized shares of Common Stock. On December 17, 2019, the Board authorized a 1-for-20 reverse stock split of the Company’s Common Stock (the “Reverse Stock Split”) and the Company filed a Certificate of Amendment (the “Amendment”) to the Company’s Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split with respect to the Company’s issued and outstanding shares of Common Stock, as well as its shares held in treasury.

Pursuant to the Amendment, effective as of 5:30 p.m., Eastern Time, on December 18, 2019 (the “Effective Time”), each twenty shares of Common Stock issued and outstanding or held in treasury, automatically and without any action on the part of the respective holders thereof, were combined and converted into one validly issued, fully paid and non-assessable share of Common Stock. In connection with the Reverse Stock Split, the Amendment provides that the number of authorized shares of Common Stock has been reduced proportionately from three hundred and sixty million to eighteen million shares. No fractional shares will be issued as a result of the Reverse Stock Split. In lieu thereof, the Company’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market. After the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share as a result of the Reverse Stock Split will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total proceeds of that sale, net of any brokerage costs incurred by the transfer agent to sell such fractional shares.

Beginning with the opening of trading on December 19, 2019, the Company’s Common Stock will trade on The Nasdaq Global Select Market on a split-adjusted basis under a new CUSIP number, 04351G 200.

The foregoing description of the Amendment is a summary of the terms thereof, does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01     Regulation FD Disclosure.

On December 19, 2019, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

	3.1	Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation.

	99.1	Press Release issued December 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC. (Registrant)

Date: December 19, 2019	By:	/s/ Dan Lamadrid
Dan Lamadrid Executive Vice President and Chief Financial Officer
(Principal Financial Officer)